Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm under the headings "Independent Registered Public Accounting Firm" in the Prospectus and in the Statement of Additional Information in the initial Registration Statement on Form N-2 of Capstone Church Bond Fund.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

October 27, 2004